STRATEGIC ALLIANCE AGREEMENT

This Strategic Alliance Agreement (this “Agreement”) is made and entered into as of May 17, 2016, (the “Effective Date”) by and between Giggles N’ Hugs, Inc., a Nevada corporation (the “Company”), and Kiddo, Inc., a Florida corporation, Inc., (“Consultant”).

WHEREAS, Consultant is retained by the Company as an Independent Contractor to introduce investors, celebrity spokespersons, press and media relationships, raise public awareness of the company and its public securities, and for other services related to Consultant’s expertise; and

WHEREAS, the Company and Consultant have agreed upon, and wish to memorialize their agreement concerning the status and responsibilities of the parties.

NOW, THEREFORE, the parties agree as follows:

1.	Services

(a)	General. Consultant shall use all best efforts to provide services including the following:

●	Capital

	○	Introduction to key investors.

	○	Introduction to strategic partners

	○	Introduction to celebrity endorsement and involvement, including but not limited to celebrity investors.

●	Branding

	○	Concept generation for overall brand strategy and market launch.

	○	Facilitate and help structure strategic relationships partnerships with key influencers and celebrities and their children in various major markets, including NY and Los Angeles.

●	Marketing

	○	Public relations and marketing services, including grass-roots campaign, social media, local and national TV interviews and shows, local and national newspaper and magazine exposure and interviews, investor relations and shareholder awareness.

	○	Expansion of brand awareness through creating and managing social media alliances with mommy bloggers and studios to start using location/possible tie-ins to national and local events, including Super Saturday LA, Super Saturday Hamptons, etc.

	○	Solicit Advertising and partnership opportunities with consultants current and future corporate clients

	○	Introduction of company to NY market with pop-up or take over existing play space and brand Company to the NY market.

	○	Reach out to mall partners in partnership with the Company. Utilizing the Company’s existing mall relationships and current offers.

●	Licensing and Merchandising

	○	Review all of Company’s intellectual property for use in future plans, not including legal work

	○	Facilitate and help structure strategic partnerships

	○	with distribution partners, publishing partners, advertising partners, retail partners, licensing partners, etc.

	○	Facilitate and help structure strategic relationship with merchandising and manufacturing partners, such as Hasbro or Mattel, etc.

	○	Facilitate and help structure strategic relationship with merchandise partners for children’s clothing line, frozen food line, toys and games, etc.

	○	Create and begin 2017 roll out plan including product placement and further expansion of retail locations.

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●	Entertainment

	○	Consultant will facilitate and structure strategic relationships with publishing companies for Children’s books, live news shows, TV show, entertainment shows, movies, and branding, etc.

	○	Launch overall concept implementation from Characters development for in-house programming, live shows, TV show, books, product including apparel and toys, gadgets.

●	Food and Beverage

	○	Consultant will facilitate and structure strategic relationships with frozen and fresh food manufacturing and delivering companies, such as the idea of the “brought to home” meals with companies such as Blue Apron for kids meals.

	○	Use best efforts to create brand partnerships and other strategic relationships described above. “Best efforts” means that degree of effort which would be reasonable for a person under similar circumstances.

b)	Projected timeline. Consultant will make all best efforts to conduct the following services in the time stated:

Day 1:	Concept generation for overall brand strategy ideation. Create plan for concept launch. Review all Giggles IP for use in future plans.

Begin grass-roots campaign and social media buzz regarding the brand, and its existence as a public company to increase SH awareness. “Getting the story out”

May:	Launch overall concept implementation from Characters development for in-house programming, live shows, TV show, books, product including apparel and toys, gadgets. “getting ready”

June:	Introduction of POSSIBLE key financial partners and brand like partners to align with brand. Aside from raising awareness for the brand, which should already show appreciable increase in stock price, we will procure individual investors who desire to be part of Giggle and Hugs in partnership alignments.

July:	Reach out to mall partners in partnership with Giggles & Hugs. At this time, the brand has generated more a buzz and we should be able to make the best deals possible for expansion. The stock price should have shown an increase and there should be more funds available for growth. This expansion effort will pave the way for the next level of investor. Planning on growth to new locations within 6-9 months from this point.

Start creating alliances with mommy bloggers and studios to start using location/possible tie in to Super Saturday LA, among other local events that will help broaden the brand awareness.

Possible tie in to Super Saturday Hamptons, and other events that make sense for the brand. Same as above for purposes of bringing the brand to influencers and others in the industry.

October:	Introduce Giggles & Hugs to NY market with pop-up or take over existing play space and brand Giggles & Hugs to the NY market. Bring in NY influencers and celebs with their kids. Expand the buzz for the brand.

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November:	Merchandise partner such as Hasbro or Mattel

Products in process while trying to partner for a retailer/distributor on both levels

Children’s books - after we have built out Giggles and Hugs characters and figure out what that looks like from live show, TV show, book, branding etc.

Possible TV show opportunity (not priority)

To accomplish this phase, we will utilize our licensing partner, Brand Centric, and will introduce you to our partners on licensing to work together on all licensing fronts.

Frozen foods. We will need to revisit your deal that was on the table at that time. It will be appropriate to enter into that deal as part of the general over-all scheme to grow the brand.

Also, the idea of the “brought to home” meals such as Blue Apron for kids meals. We believe that this area has potential. We should visor that deal now, and prepare for the roll out of the product in accordance with this area of the proposed timeline.

Merchandise partner for children’s clothing line

December:	Create and begin 2017 roll out plan including product placement and further expansion of G&H locations.

January:	Implementation of roll out plan.

2.	Consideration. In consideration for all duties and obligations contained herein, on or before the Effective date above, Company shall issue to Consultant a warrant to purchase 4,400,000 shares of the Company’s common stock, which is equal to 10% of the issued and outstanding shares of common stock of the Company at the time of the grant.

(a)	The exercise price for the warrants shall be $0.075 per share, and shall not increase for any reason.

(b)	Upon achievement of certain milestones, the Warrants shall immediately vest upon any of the following events which may occur at any time (“Milestones”):

1)	10% upon the execution of this Agreement; and attached PR contract.

2)	20% upon the Company’s receipt of a net equity investment of $1 million into the Company from any source (“Included Investors”), except those with a prior relationship with Company or its agents;

3)	20% upon the Company’s receipt of an additional net equity investment of $1 million (an aggregate of $2 million) from Included Investors;

4)	20% upon the closing price for the Company’s common stock closes above $80 (eighty cents) per share for 10 out of any 20 consecutive trading days;

5)	15% upon the announcement and consummation of a strategic relationship with at least two “A-List Celebrity” upon terms and conditions mutually agreed upon with the Company and Consultant.

6)	15% upon the launch and initial distribution of a Giggles N’ Hugs branded product line, which may be clothing, furniture, frozen food, toys or similar merchandising (a “Product Line).

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(c)	It is agreed that one event shall not trigger more than one of the above vesting provisions (e.g. a strategic relationship Honest Company and Jessica Alba shall not vest 30% of the Warrants under items 5 and 6, above). Further, no vesting of Milestones 2-4, will be triggered as a result of an acquisition of the Company, or a public or registered offering of its securities, unless such result is from the direct performance of Consultant.

(d)	Company will only sell, transfer or issue stock at prices that are in the best interest of the company and its shareholders.

3.	Termination. Either party may terminate this agreement after 3 years following the effective date.

(a)	In addition, this Agreement will terminate upon the following:

(1)	Completion of work or period of work provided in this agreement.

(2)	Termination by Company or Consultant for any material breach, which is not cured within 30 days after written notice of any such material breach from the non-breaching party, pursuant to the terms of the Agreement.

(3)	By the Company, at its option, if at least two Milestones (excluding Milestones 1) are not achieved within 12 months from the Effective Date.

4.	Relationship of Parties. Consultant is an independent contractor and is not an agent or employee of, and has no authority to bind, the Company by contract or otherwise. Consultant will report as self-employment income all compensation received by Consultant pursuant to this Agreement. Consultant will indemnify the Company and hold it harmless from and against all claims, damages, losses, costs and expenses, including reasonable fees and expenses of attorneys and other professionals, relating to any obligation imposed by law on the Company to pay any withholding taxes, social security, unemployment or disability insurance, or similar items in connection with compensation received by Consultant pursuant to this Agreement. Consultant will not be entitled to receive any vacation or illness payments or to participate in any plans, arrangements, or distributions by the Company pertaining to any bonus, profit sharing, insurance or similar benefits for the Company’s employees.

5.	Confidential Information. Consultant acknowledges that, in connection with providing the Services, Consultant will acquire confidential and proprietary information of the Company, including without limitation information relating to the Company’s business, products, technology and customers, and that all such information is and will be confidential and proprietary information of Company (collectively “Confidential Information”). Confidential Information will not include, however, any information that is or becomes part of the public domain through no fault of Consultant or that Company regularly gives to third parties without restriction on use or disclosure. Consultant will not disclose or permit disclosure of any Confidential Information of the Company to third parties other than as required to perform the Services. Consultant agrees to take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information of the Company in order to prevent it from falling into the public domain or the possession of persons other than those persons authorized under this Agreement to have any such information. Consultant further agrees to notify the Company in writing of any actual or suspected misuse, misappropriation or unauthorized disclosure of the Company’s Confidential Information, which may come to Consultant’s attention.

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6.	Non-Solicitation. Consultant will not, during the Term, and for a period of one (1) year thereafter, directly or indirectly: (i) solicit, recruit or promote the solicitation or recruitment of any employee or consultant of the Company for the purpose of encouraging that employee or consultant to leave the Company’s employ or sever an agreement for services; or (ii) solicit, participate in or promote the solicitation of any of the Company’s clients, customers, or prospective customers with whom Consultant had a Material Contact (hereinafter defined) and/or regarding whom Consultant received Confidential Information, for the purpose of providing products or services (“Competitive Products/Services”). “Material Contact” means interaction between Consultant and the customer, client or prospective customer within one year prior to Consultant’s separation of services from the Company that takes place to manage, service or further the business relationship. This limitation is not intended to limit the Company’s right to prevent misappropriation of its Confidential Information beyond the non-solicitation period. Consultant and Company agree that if any court of competent jurisdiction shall for any reason conclude that any portion of this non-solicitation covenant shall be too restrictive, the court shall determine and apply lesser restrictions, it being the intent of the parties that some such restrictions shall be applicable for the protection of Company and its shareholders.

7.	Property of Company.

(i) Definition of Innovations. Consultant agrees to disclose in writing to the Company all inventions, products, designs, drawings, notes, documents, information, documentation, improvements, works of authorship, processes, techniques, know-how, algorithms, technical and business plans, specifications, hardware, circuits, computer languages, computer programs, databases, user interfaces, encoding techniques, and other materials or innovations of any kind that Consultant may make, conceive, develop or reduce to practice, alone or jointly with others, in connection with performing Services or that result from or that are related to such Services, whether or not they are eligible for patent, copyright, mask work, trade secret, trademark or other legal protection (collectively, “Innovations”).

(ii) Ownership of Innovations. Consultant and the Company agree that, to the fullest extent legally possible, all Innovations will be works made for hire owned exclusively by the Company. Consultant agrees that, regardless of whether the Innovations are legally works made for hire, all Innovations will be the sole and exclusive property of the Company. Consultant hereby irrevocably transfers and assigns to the Company, and agrees to irrevocably transfer and assign to the Company, all right, title and interest in and to the Innovations, including all worldwide patent rights (including patent applications and disclosures), copyright rights, mask work rights, trade secret rights, know-how, and any and all other intellectual property or proprietary rights (collectively, “Intellectual Property Rights”) therein. At the Company’s request and expense, during and after the term of this Agreement, Consultant will assist and cooperate with the Company in all respects and will execute documents, and, subject to the reasonable availability of Consultant, give testimony and take such further acts reasonably requested by the Company to enable the Company to acquire, transfer, maintain, perfect and enforce its Intellectual Property Rights and other legal protections for the Innovations. Consultant hereby appoints the officers of the Company, as Consultant’s attorney-in-fact to execute documents on behalf of Consultant for this limited purpose. Consultant’s obligation to assist the Company shall continue beyond the termination of Consultant’s relationship with the Company, but the Company shall compensate Consultant at a reasonable rate after the termination of such relationship for time actually spent at the Company’s request providing such assistance.

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8.	Moral Rights. Consultant also hereby irrevocably transfers and assigns to the Company, and agrees to irrevocably transfer and assign to the Company, and waives and agrees never to assert, any and all Moral Rights (as defined below) that Consultant may have in or with respect to any Innovation, during and after the term of this Agreement. “Moral Rights” mean any rights to claim authorship of any Innovation, to object to or prevent the modification or destruction of any Innovation, to withdraw from circulation or control the publication or distribution of any Innovation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is called or generally referred to as a “moral right”.

9.	No Rights Granted. Nothing in this Agreement will be construed as granting any rights under any patent, copyright or other intellectual property right of the Company, nor will this Agreement grant Consultant any rights in or to the Company’s Confidential Information, except the limited right to use the Confidential Information as required in connection with performing the Services.

10.	No Conflict. Consultant represents to the Company that Consultant can provide the Services to the Company without conflict with his obligations to any other party and covenants to the Company that, in performing the Services, he will not violate any obligations to any third party, including obligations concerning providing services to others and confidentiality of proprietary information.

11.	General.

(a) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California excluding that body of law pertaining to conflict of laws, except with respect to issues governed by the copyright laws of the United States. Any legal action or proceeding arising under this Agreement will be brought exclusively in the federal or state courts located in Los Angeles County, California, and the parties hereby irrevocably consent to the personal jurisdiction and venue therein.

(b) Disagreements; Attorneys’ Fees. The parties agree to attempt to resolve any disputes, controversies or claims (“Dispute”) arising out of or relating to this Agreement in a meeting between a representative of each party who has decision-making authority with respect to a Dispute. Should the meeting either not take place or not result in a resolution of the Dispute within thirty (30) days following notice of the Dispute to the other party, then either party may bring suit or action in accordance with this Agreement. Each party hereto agrees that in the event that the other party is required to engage an attorney to enforce any of the terms or obligations contained in this Agreement, the non-prevailing party shall pay all reasonable costs and expenses of that attorney or firm, whether or not a complaint or suit is filed with any court of competent jurisdiction.

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(c) Assignment. The services provided for in this Agreement, are of a personal nature and Consultant may not assign or transfer any of Consultant’s rights or delegate any of Consultant’s obligations under this Agreement, in whole or in part, without the Company’s express prior written consent. Any attempted assignment, transfer or delegation, without such consent, will be void. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties permitted successors and assigns.

(d) Complete Understanding; Modification. This Agreement constitutes the complete and exclusive understanding and agreement of the parties and supersedes all prior understandings and agreements, whether written or oral, with respect to the subject matter hereof. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto.

(e) Severability. If one or more provisions of this Agreement are held to be illegal or unenforceable, such illegal or unenforceable portion shall be limited or excluded from this Agreement to the minimum extent required under such jurisdiction so that this Agreement shall otherwise remain in full force and effect and enforceable.

(f) Notices. All notices must be in writing and delivered to the other party’s principal business address, by personal delivery, overnight courier service, email or by facsimile. Notices will be deemed given as of the date of receipt, which date shall be evidenced by the signature of an authorized representative of the receiving party or by written evidence of a successful transmission of an email or facsimile.

(g) No Agency. Nothing in this Agreement shall be deemed or construed by the parties or any other entity to create an agency, partnership or joint venture between the parties.

(h) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together shall constitute one and the same instrument.

(i) Survival. Sections 5, 6 and 11 shall survive termination of this Agreement.

(j) Remedies and Enforcement. The parties acknowledge and agree that their remedy (ies) at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate, and the breach shall be per se deemed as causing irreparable harm to the non-breaching party. In recognition of this fact in the event of a breach or threatened breach of any of the provisions of this Agreement, the Parties agree that, in addition to any remedy at law available, including, but not limited to monetary damages, the Parties, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the non-breaching Party.

(k) Construction. This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.

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IN WITNESS WHEREOF, the parties have entered into this Agreement as of the Effective Date.

GIGGLES N’ HUGS, INC.		KIDDO, INC.

By:	/s/ Joey Parsi	By:	/s/ Michelle Steinberg
Name:	Joey Parsi	Name:	Michelle Steinberg
Its:	Chief Executive Officer	Its:	Vice-President

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